Exhibit 99.1

For Immediate Release

Triangle Petroleum Announces Results for the
Fourth Fiscal Quarter and Full Fiscal Year 2008

Calgary, Alberta - April 30, 2008 - Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM) today reported financial and operational results for its fourth fiscal quarter and full fiscal year ended January 31, 2008.

Financial Summary

In the fourth quarter of fiscal 2008, the Company spent $9.7 million on investing activities mainly related to shale gas exploration in the Windsor Basin of Eastern Canada for completion and testing of two wells which were drilled in the second quarter of fiscal 2008. For the full fiscal year ended January 31, 2008, the Company spent $22.3 million on investing activities: $14.1 million for drilling, completing and testing of two wells and the acquisition of 2D and 3D seismic data in the Windsor Basin of Eastern Canada, and $7.2 million for shale gas exploration activities for the drilling of one well, acquisition of seismic data, and acquisition of land in the Fayetteville Shale of Arkansas.

The Company incurred a net loss of $14.3 million ($0.32 net loss per diluted share) for the fourth quarter of fiscal 2008 compared to a net loss of $5.0 million, ($0.23 net income per diluted share), for the fourth quarter of fiscal 2007. The increase in the loss is mainly the result of $11.1 million in non-cash costs associated with impairments of oil and gas properties ($0.2 million in the fourth quarter of fiscal 2007). Revenue for the fourth quarter of fiscal 2008 totaled $0.2 million which was derived from producing wells in the Company’s Barnett and Alberta Deep Basin projects compared to approximately $0.05 million in the fourth quarter of fiscal 2007.

For the full fiscal year ended January 31, 2008, the Company incurred a net loss of $29.6 million ($0.80 per diluted share) compared with a net loss of $4.3 million ($0.21 per diluted share) for the full fiscal year 2007. The increase in the loss is mainly the result of $19.6 million in non-cash costs associated with impairments of oil and gas properties and a decrease in the non-cash unrealized gain on derivative instruments of $11.0 million, offset by a reduction in non-cash accretion of discounts on convertible debentures of $1.9 million and a reduction of non-cash stock-based compensation costs of $3.1 million. Revenue for the twelve months ended January 31, 2008 totaled $0.6 million; the Company had nominal revenue of approximately $0.05 million in the fiscal year ending January 31, 2007. Triangle reported net cash used in operating activities of $4.3 million in fiscal 2008 compared with $0.9 million in fiscal 2007.

In April 2008, the Company announced that it would focus its near-term exploration activities on emerging shale gas projects in the Maritimes Basin in eastern Canada. Based upon escalating land prices in the Arkoma Basin and the lack of progress in accelerating its exploration program with its partner in the Basin, the Company decided to monetize its 10,400 acre non-operated net acres in this project area by selling its position this year. In conjunction with that decision, the Company’s unproven, non-producing properties in the Arkoma Basin - Fayetteville Shale Project were deemed impaired which resulted in a non-cash impairment loss of $6.5 million during the fourth quarter. The Company also recognized unproven property costs impairments of $2.1 million in the U.S. Rocky Mountains, $4.0 million in the Texas Barnett Shale, and $6.9 million related to the Alberta Deep Basin. The Company has retained minor producing properties in the Alberta Deep Basin and Barnett Shale project areas.

At January 31, 2008, cash and cash equivalents totaled $4.6 million. During the fourth quarter of fiscal 2008, the Company received $6.0 million in cash related to the issuance of 6,000,000 shares of common stock upon the exercise of warrants.

Mark G. Gustafson, Triangle’s Chairman, President and CEO, commented, “The high point of fiscal 2008 occurred late in the year when we successfully drilled and completed our two test wells in the Windsor Basin in Nova Scotia. Our technical team did an excellent job of drilling these wells and overseeing a significant seismic program. We are genuinely excited about our program in that area and have narrowed our focus Company-wide to concentrate on our Canadian shale gas play. Our capital investment program for the balance of this year will be directed almost exclusively to that area.”

Operations Summary-Maritimes Basin (Nova Scotia)

During the fourth quarter, Triangle announced analytical results for its two exploratory wells in the Windsor Basin of Nova Scotia. Log analysis performed on its Kennetcook #1 (KC #1) and Kennetcook #2 (KC #2) wells yielded an estimated resource range of 89 to 109 billion cubic feet of original gas in place per section (square mile) from the Horton Bluff formation. These two wells were drilled specifically for the purpose of providing the Company with the necessary technical information in order to fully assess the Upper Devonian to Lower Mississippian shale potential within the Horton Bluff formation. The wells were selectively completed and stimulated in organic-rich shale zones.

During January 2008, natural gas began bubbling out of the recovered completion frac water from the KC #2 well, and in late February a free gas column began to build while water continued to be pumped out of the well. The KC #2 today continues to flow frac fluids to the surface and to flare gas. The Company is encouraged by free gas flow of approximately 15 thousand cubic feet of gas per day from the well, particularly as field crews continue to pump previously-injected frac water out of the well. Additional water still must be removed in order to reduce the bottomhole pressure and increase gas production. To accelerate water removal, the Company has installed a larger, higher capacity pump in the well. Approximately 80% of the 1.3 million gallons of water that had been pumped into the reservoir during the well completion process had been recovered to date.

In January, the KC #1 well showed the same dissolved gas production characteristics while frac water was removed from the well. It continued to show production of dissolved gas during March 2008; however, free gas production had not been observed by the latter half of the month. After 90 days of testing, the well was shut-in. The KC #1 may prove useful in future drilling programs.

An aggressive seismic program was acquired in the Windsor Basin during October 2007. A 25 square mile 3-D program covers the initial target area over the KC wells and a 30 mile 2-D program extends to another favorable area of the block. The processing phase of the seismic program was completed in early December 2007 and interpretation of the data was completed in March 2008. The first application of the interpreted 3-D seismic program will be to select well locations. During the balance of this fiscal year, the Company plans to drill five to six more wells to both extend the play and prove the viability of horizontal producing wells. The initial well under this program is expected to commence drilling this summer.

During fiscal year 2008, Triangle invested approximately $14.0 million in the Windsor Basin exploratory program, its first operated shale gas initiative. By drilling and completing these test wells during fiscal 2008, the Company earned a 70% working interest in the 516,000 gross acres in this block in the Windsor Sub-basin of the Maritimes Basin in Nova Scotia.

Ron Hietala, President of Triangle’s operating subsidiaries, commented, “We are cautiously optimistic that based on test results from our first two exploratory wells along with seismic and geological studies, we have discovered a major unconventional gas resource in our Windsor Basin Block in Nova Scotia. We continue to gather valuable information from the KC #2 well and look forward to gauging its production potential once the completion fluids have been fully recovered. We are focused on testing multiple drilling targets to establish commerciality on our block and plan to accelerate our program by identifying one or more joint venture partners to participate in our 2008 drilling program.”

Conference Call Information

Triangle has scheduled a conference call to review fiscal fourth quarter and full fiscal year 2008 results today at 11:00 a.m. eastern time. To participate in the conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for all callers is 45807093.

The call will be available for replay beginning two hours after the call is completed through midnight of May 4, 2008. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 45807093.

About Triangle Petroleum Corporation

Triangle is an exploration company focused on emerging Canadian shale gas projects in the Maritimes Basin in Nova Scotia and New Brunswick. An experienced team comprising technical and business skills has been formed to optimize the Company’s opportunities through its operating subsidiaries, Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive, the Company’s proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.

Triangle Petroleum Corporation
Consolidated Statements of Operations
(Expressed in U.S. dollars)

	Year Ended	Year Ended
	January 31, 2008	January 31, 2007
	$	$

Revenue, net of royalties	586,804	54,342

Operating Expenses

Oil and gas production	304,537	-
Depletion, depreciation and accretion	441,881	36,229
Depreciation - property and equipment	40,429	26,627
General and administrative	5,800,116	8,215,270
Foreign exchange (gain) loss	317,656	(34,578)
Impairment loss on oil and gas properties	19,598,916	1,281,499

Total Operating Expenses	26,503,535	9,525,047

Loss from Operations	(25,916,731)	(9,470,705)

Other Income (Expense)

Accretion of discounts on convertible debentures	(8,525,621)	(10,149,984)
Amortization of debt issue costs	(450,521)	(411,805)
Interest expense	(1,283,165)	(1,707,732)
Interest income	622,497	497,285
Unrealized gain on fair value of derivatives	5,952,794	16,960,972

Total Other Income (Expense)	(3,684,016)	5,188,736

Net Loss for the Year	(29,600,747)	(4,281,969)

Net Loss Per Share - Basic and Diluted	(0.80)	(0.21)

Weighted Average Number of Shares Outstanding - Basic and Diluted	37,192,000	20,582,000

Triangle Petroleum Corporation
Consolidated Balance Sheets
(Expressed in U.S. dollars)
	January 31, 2008	January 31, 2007
ASSETS	$	$

Current Assets

Cash and cash equivalents	4,581,589	5,798,982
Prepaid expenses (Note 3)	797,307	2,519,009
Other receivables	1,689,391	344,342

Total Current Assets	7,068,287	8,662,333

Debt Issue Costs, net	465,833	916,353

Property and Equipment (Note 4)	66,121	67,091

Oil and Gas Properties (Note 5)	24,978,949	21,101,495

Total Assets	32,579,190	30,747,272

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable	3,533,833	4,199,961
Accrued interest on convertible debentures	2,751,096	2,095,989
Accrued liabilities (Note 7)	420,384	466,112
Derivative liabilities (Note 10)	3,262,846	15,992,857
Convertible debentures, current portion, less unamortized discount of $1,321,869 and $515,626, respectively (Note 9)	4,778,271	2,234,374

Total Current Liabilities	14,746,430	24,989,293

Asset Retirement Obligations (Note 8)	1,003,353	90,913

Convertible Debentures, less unamortized discount of $3,229,279 and $12,478,642, respectively (Note 9)	6,770,721	10,771,358

Total Liabilities	22,520,504	35,851,564

Going Concern (Note 1)
Commitments (Note 13)
Subsequent Event (Note 15)

Stockholders’ Deficit

Common Stock (Note 11)
Authorized: 100,000,000 shares, par value $0.00001 Issued: 46,794,530 shares (2007 - 22,475,866 shares)	468	225

Additional Paid-In Capital (Note 11)	57,852,277	13,088,795

Deficit	(47,794,059)	(18,193,312)

Total Stockholders’ Deficit	10,058,686	(5,104,292)

Total Liabilities and Stockholders’ Deficit	32,579,190	30,747,272